Exhibit 21

SUBSIDIARIES OF THE COMPANY

Listed below are the significant subsidiaries of the Company and their jurisdictions of organization. All are wholly-owned. Other subsidiaries have been omitted because, considered in the aggregate, they would not constitute a significant subsidiary.

Name of Subsidiary	Organization

Bowne & Co., Inc.	Delaware
Bowne Business Communications, Inc.	New York
Bowne Enterprise Solutions, LLC	New York
Bowne International de Mexico, S.A. de C.V.	Mexico
Bowne International Holdings GmbH	Switzerland
Bowne International, LLC	Delaware
Bowne International, Ltd.	United Kingdom
Bowne International, SAS	France
Bowne Japan & Co, Inc.	Japan
Bowne MBC, LLC	Delaware
Bowne of Atlanta, Inc.	Georgia
Bowne of Boston, Inc.	Massachusetts
Bowne of Canada, Ltd.	Ontario, Canada
Bowne of Chicago, Inc.	Delaware
Bowne of Cleveland, Inc.	Ohio
Bowne of Dallas Limited Partnership	Delaware
Bowne of Europe, B.V.	Netherlands
Bowne of Gibraltar B.V.	Netherlands
Bowne of Los Angeles, Inc.	California
Bowne of New York City, LLC	New York
Bowne of Phoenix, Inc.	Arizona
Bowne of South Bend, Inc.	Delaware
Bowne of the Netherlands B.V.	Netherlands
Bowne SI, Inc.	Pennsylvania
Bowne Solutions, LLC	Delaware
Bowne Technology Enterprise, LLC	New York